EXHIBIT 2

June 18, 2007

CHILCO RIVER HOLDINGS INC.

LOAN EXTENSION AGREEMENT

TO

PROMISSORY NOTE WITH IFG INVESTMENTS SERVICES INC.

THIS AGREEMENT is by and between __Chilco River Holdings, Inc. , a Nevada Corporation (hereinafter referred to as “Maker”), and IFG investments Services Inc., a Nevis Corporation, located at Suite 4 & 5 Temple bldg. Price William & Main Streets, Charlestown, Nevis Federation of St Kitts & Nevis West Indies, (hereinafter referred to as the “Lender” or the “Holder”), and shall have an effective date as of the date it is fully executed by all of the parties hereto.

WHEREAS, Maker previously executed a promissory note in an original principal amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) and dated _January 3, 2007 , copy of which is attached hereto as Exhibit A. (hereinafter referred to as the “Promissory Note”); and

WHEREAS, Maker has encountered financial difficulties which make it impossible for Maker to comply with the terms and conditions of the Promissory Note; and

WHEREAS, Maker and Lender wish to modify the Promissory Note in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing matters contained herein, Maker and Lender do hereby agree as follows:

1.     The Promissory Note shall be modified by a Loan Extension to the Promissory Note as specified herein below.

2.     All payments due under the Promissory Note shall be extended for a 90 days extension to the due date of the Promissory Note.

3.     An agreement between Chilco River Holdings, Inc. and Chung Lien Investment Management Limited has been extended for 90 days, so the terms of the Promissory Note with the Lender will be extended for 90 days as well. But Maker agrees to pay back the Promissory Note upon raising an additional minimum $1mm from the time of signing this extension cumulatively.

4.     Chilco agrees to repay the cost of Investor relations paid to IR Complete on behalf of Chilco by the lender for the last 3 months in the amount of $75,000.00 upon raising a minimum of an additional $2mm from the time of signing this extension.

5.     Under the terms and conditions of the Promissory Note, and assuming that Lender does not make any additional advances hereunder, the amount due and owing by Maker to Lender will be the sum of Two Hundred Fifty Thousand Dollars($250,000.00) for principal, with interest on the unpaid principal amount at the rate of 8% per annum from the date first written above. Then entire principal shall be due on September 30, 2007, (the new “Maturity Date”)plus any reimbursements according to point 4 above

6.     Maker agrees to make the payment specified in Section 4 hereinabove, and understands and agrees that:

a. Maker shall make and execute any and all other documents as may be necessary or required by the Lender to effectuate the terms and conditions of this Agreement.

b. Save and except for the modifications contained herein, the terms, conditions and provisions of the Promissory Note, and any and all securing repayment thereof, shall continue in full force and effect.

c. In addition to the securities above, Chilco agrees that The Company borrowed the funds in connection with a financing transaction with Chung Lien Investment Management Limited, a Hong Kong corporation (“Chung Lien”), and the funds were to be deposited in a segregated account at a financial institution designated by Chung Lien to cover potential losses due to currency fluctuations resulting from funds advanced in Chinese currency held by Chung Lien on behalf of other investors. Chung Lien and the Company have agreed that the deposit will be returned to the Company in full on the earlier of the closing date of the funding raising transaction or June 30, 2007.

You have advised IFG that the Company made the required deposit with HSBC Hong Kong. The Company closed the first tranche of the financing transaction with Chung Lien on or about April 19, 2007 and received $1,000,000 investment funding from Chung Lien, less applicable commission to Chung Lien and other bank charges and transactional expenses.

Please confirm that on the Maturity Date, the Company is required to remit then outstanding principal balance of the Note and interest accrued thereon. The Company will make all necessary arrangements to have the refund of the deposit paid directly from HSBC Hong Kong to IFG by bank wire in accordance with wire instructions attached hereto as Schedule I.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date set forth opposite their signatures show below.

CHILCO RIVER HOLDINGS, INC.
a Nevada Corporation

Date:   6/30/07

By: /s/ Tom Liu _________________________________ Tom Liu, President and CEO

Lender

IFG Investments Services Inc.

Date: June 29/07	By: [Illegible] _________________________________

Its: Managing Director

Schedule 1

Wire to:

Account:	IFG Trust Services Inc.

Bank:	Lloyds TSB Bank PLC
First Floor
25 Gresham Street
London EC2V 7HN
United Kingdom
Sort Code:	309634
Swift Code:	LYODGB2L
Favour:	The Bank of Nevis International Ltd.
Main Street, Charlestown, Nevis
IBAN: GB48 LOYD 3096 3411 5026 89
A/C #: 11502689

Corresponding Bank: JP Morgan Chase, New York

Swift Code:	CHASUS33
Final Credit:	IFG Trust Services Inc
A/C#:	8291027
Reference:	(please reference funds)